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                                                                    Exhibit 10.2

                              SUBLICENSE AGREEMENT

This Sublicense Agreement (the "Agreement") is made by and between Star Scientific, Inc. (hereinafter "SSI") and Star Tobacco & Pharmaceuticals, Inc. (hereinafter "STPI"). SSI and STPI individually and collectively are hereinafter referred to as "Party" or "Parties," as the case may be.

1. CONSIDERATION AND EFFECTIVE DATE

      1.1 The effective date of this Agreement shall be as of March 16, 2001.

      1.2 WHEREAS Regent Court Technologies ("RCT"), a general partnership of which Jonnie K. Williams ("Williams"), of Manakin-Sabot, Virginia, and Francis O'Donnell, Jr., M.D. ("O'Donnell") of Chesterfield, Missouri, are partners, Williams, individually, O'Donnell individually, and STPI entered into a Licensing Agreement on January 5, 1998 for certain intellectual property rights, including without limitation Patent Rights under United States and foreign patent applications relating to methods to cure tobacco so as to prevent substantially the formation of tobacco-specific nitrosamines in cured tobacco, and products containing such specially-cured tobacco, which license agreement was amended on August 3, 1998 (hereinafter the "Basic License Agreement");

      1.3 WHEREAS as of March 16, 2001 STPI assigned all of its rights and obligations under the Basic License Agreement to SSI and SSI assumed all such rights and obligations;

      1.4 WHEREAS RCT and SSI terminated the Basic License Agreement and superseded it with the Exclusive License Agreement effective as of March 16, 2001 (the "Exclusive License Agreement"); and

      1.5 WHEREAS, pursuant to and in accordance with Section 9 of the Exclusive License Agreement, SSI desires to sublicense certain of its right under the Exclusive License Agreement to STPI on the terms and conditions set forth herein.
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      NOW, THEREFORE, the Parties enter into this License Agreement in consideration of the mutual covenants and terms expressed herein.

2. PARTIES

      2.1 Star Scientific, Inc. ("SSI") is a Delaware corporation having its principal place of business at 801 Liberty Way, Chester, Virginia 23836-2704.

      2.2 Star Tobacco & Pharmaceuticals, Inc. ("STPI") is a Virginia corporation having its principal place of business at 801 Liberty Way, Chester, Virginia 23836-2704.

3. DEFINITIONS

      3.1 "Patent Rights," as used in this Agreements, shall mean (i) all claims of patent applications and issued patents which are now owned by SSI or RCT in the United States and in foreign countries, or to which RCT has rights, and which read on Low TSNA Tobacco or which read on the Know-How; (ii) all claims of such patent applications and issued patents which may hereafter be filed or issued, or of which SSI or RCT or Williams or O'Donnell may hereafter become owner, or to which any of them may hereafter acquire rights during the term of this Agreement, and which read on or relate to Low TSNA Tobacco or which read on or relate to the Know-How; (iii) any inventions, conceived or reduced to practice before the date of this Agreement or during the term of this Agreement, and thereafter made the subject of a patent application, relating to the production, treatment or curing of tobacco, or a method of manufacturing a product containing tobacco, or of extracting one or more substances from tobacco for the purpose of incorporating such substance or substances in a product or products, and which SSI, RCT, Williams or O'Donnell may hereafter own or acquire rights to. "Patent Rights" shall include, without limitation, U.S. Patents 5,803,081, 5,845,647, 6,135,121, 6,202,649, and any and all divisions, continuations, continuations-in part, and reissues thereof.

      3.2 "Know-How," as used in this Agreement shall mean all information, including without limitation trade secrets, whether or not patentable, relating to, used in, or useful in connection with, Low TSNA Tobacco, or any methods or devices which are claimed to result in
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and be useful in connection with tobacco or any product containing tobacco that is less toxic and potentially less harmful to humans, or for which therapeutic claims are made, whether any such information is now in the possession of RCT, Williams or O'Donnell, or developed or acquired by any of them during the term of this Agreement.

      3.3 "Low TSNA Tobacco" shall mean tobacco in which the formation of one or more tobacco-specific nitrosamines has been substantially prevented during the tobacco curing process. "Low TSNA Tobacco" shall also refer to any process or device used to produce Low TSNA Tobacco.

      3.4 "Product" shall mean any article, composition, apparatus, substance, chemical, material, method or services which is made, used, distributed or sold which: (i) is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights; (ii) is manufactured using a method or process which is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights and/or which utilizes any of the Know-How; or (iii) the use of which is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights. For purposes of this definition, a Product is covered by a pending or unexpired claim of a patent if in the course of manufacture, use, distribution or sale, it would, in the absence of this Agreement, infringe one or more claims of a patent which has not been held invalid by a court from which no appeal can be taken.

      3.5 "License" shall mean the license granted in Section 4 hereof.

      3.6 "FDA" shall mean the United States Food and Drug Administration.

      3.7 "Licensor Affiliate" shall mean any entity controlled by Williams and/or O'Donnell.

      3.8 "Royalties" shall mean the royalties payable by STPI to SSI as set forth in Section 5.1 of this Agreement.
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      3.9 "Net Sales Price" shall mean the gross sales price of a Product, less any rebates actually paid, discounts and allowances actually taken, and returns to the extent credit is given or paid. There shall be no deduction from Net Sales Price of any federal excise or sales taxes payable on account of the sale of Products or otherwise, including without limitation tobacco product excise taxes.

4. GRANT OF LICENSE

      4.1 Subject to the terms and conditions of this Agreement, SSI hereby grants to STPI a non-transferable, non-exclusive and irrevocable license, with no right to grant sublicenses, under the Patent Rights and under the Know-How to make, have made, use, sell or otherwise dispose of, or deal in, any Product anywhere in the world.

      4.2 STPI shall be jointly and severally obligated and liable to RCT for all of the obligations of SSI under the Exclusive License Agreement, a copy of which is attached hereto as Exhibit A.

5. ROYALTIES

      5.1 In consideration of the grant of License hereunder, STPI agrees to pay to SSI a royalty of two percent (2%) on the Net Sales Price on the sale of Products, less any Deductions, by STPI. As used herein, "Deductions" shall refer to all expenses accruable under generally accepted accounting practices for (i) the cost of applying for, obtaining, maintaining, enforcing and defending any Patents Rights, (ii) research and development costs related to any Product or any potential Product, or any improvement thereto, or any technology which would be encompassed within the definition of Patent Rights or Know-How. Only those Deductions accruable from and after January 1, 1998, shall be deducted from the Net Sales Price in order to determine the amount of Royalties earned for that period.

      5.2 All Royalties shall be paid by STPI to SSI on a quarterly basis within thirty (30) days after the end of each calendar quarter in which such Royalties are accrued. Each such payment shall be accompanied by an accounting statement, which shall include:
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      (i) the quantity and classification (e.g., tobacco, cigarettes, snuff, chewing tobacco, or cigars) of Products sold;

      (ii) the aggregate Net Sales Price of each classification of Products sold and the aggregate Net Sales Price of all Products sold;

      (iii) the amount and classification (i.e., whether patent related expense or research and development expense) of Deductions, and the aggregate amount of all Deductions; and

      (iv) the total of all Royalties payable to SSI.

      5.3 STPI shall keep proper books of account showing sales of Products. SSI's designated auditing firm shall have access to the books and records of STPI at all reasonable times to independently determine the amount of Royalties payable hereunder, but for no other purpose. All information obtained by SSI and its auditing firm shall be kept strictly confidential by SSI and its auditing firm.

6. RETENTION OF RIGHTS

      6.1 Notwithstanding any other provisions herein, RCT, SSI and SSI's other sublicensees will have the absolute, nontransferable right to use the technology covered by the Patent Rights and Know-How and all improvements thereof, for conducting research and for any other purposes permitted pursuant to the Exclusive License Agreement or any other sublicense agreements.

7. PATENT PROSECUTION

      7.1 SSI, and not STPI, shall be responsible for prosecuting all United States patent applications, and foreign patent applications in such foreign jurisdictions as SSI chooses, included within the Patent Rights, and for taking action at its discretion as shall perfect or effect its title to the Patent Rights.
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8. PATENT INFRINGEMENT

      8.1 STPI shall promptly notify SSI of all claims, allegations and notifications of infringement of third party patents. Except for the placing in escrow of a portion of royalties as referred to hereinafter, SSI shall have no obligation or liability in the event that legal action is brought against STPI for patent infringement. Such obligation and liability shall be borne by STPI. STPI may choose legal counsel and defend the patent infringement lawsuit. During such lawsuit, STPI may place all Royalties in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions insulating the funds from claims of any creditor. Upon termination of the action, one-half (1/2) of any judgment amount, reasonable attorneys' fees and costs, may be paid from this escrow account. In addition, should the settlement of any such patent infringement lawsuit involve payment of royalties by STPI to a third party for the continued right to manufacture, use and sell a Product, then funds in the escrow account and royalties payable to SSI maybe applied against up to one-half (1/2) of such royalties to a third party. Any funds thereafter remaining in the escrow shall be paid to SSI. The above shall constitute SSI's sole liability and responsibility in the event of such action. During the patent infringement litigation each Party shall keep the other Party informed in writing of significant developments in the lawsuit.

9. PATENT MARKING

      9.1 STPI shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for any Products as needed to protect the patent and other intellectual property rights of SSI and right for damages for infringement thereof.

10. TERMINATION

      10.1 STPI may terminate this Agreement at any time, for any reason, by providing SSI not less than thirty (30) days prior written notice thereof.

      10.2 SSI may terminate this Agreement upon the occurrence of any of the following:
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      (i) A default in the payment of Royalties when due and payable, or a failure to submit to SSI when due a true and complete accounting statement pursuant to Section 5.2 of this Agreement, which default or failure continues for a period of at least thirty (30) days after SSI has given to STPI written notice of such default or failure.

      (ii) A material breach of any other obligation of STPI under this Agreement, which breach shall not have cured within sixty (60) days after SSI has given to STPI written notice of such breach, in which notice SSI shall have specified in reasonable detail the nature of such breach. For purposes of determining materiality, and provided the nature of the breach may be measured in monetary terms, a breach shall be deemed "material" if such breach results in a loss of Royalties exceeding $l00,000.

11. REMEDIES

      11.1 STPI acknowledges and agrees that any violation of this Agreement by STPI would result in irreparable harm to SSI. Accordingly, STPI consents and agrees that, if STPI violates any of the provisions of this Agreement, SSI shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining STPI from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

12. NOTICES, REPORTS AND PAYMENTS

      12.1 Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address set forth below or at such address as either Party may from time to time designate in writing.

If SSI to: Star Scientific, Inc.             If to STPI: Star Tobacco &
           7475 Wisconsin Avenue                         Pharmaceuticals, Inc.
           Suite 850                                     801 Liberty Way
           Bethesda, Maryland 20814                      Chester, Virginia 23836
           c/o Paul L. Perito, Chairman,                 c/o Paul H. Lamb, III
           President and Chief Operating                 President
           Officer
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13. PARAGPAPH HEADINGS

      13.1 Paragraph headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

14. SEVERABILITY

      14.1 If any provision of this Agreement is held invalid under any law applicable to the Parties, RCT, other sublicensees and/or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

15. CONTROLLING LAW, JURISDICTION AND VENUE

      15.1 This Agreement shall be deemed to be executed and to be performed in the Commonwealth of Virginia, and shall be construed in accordance with the laws of the Commonwealth of Virginia as to all matters, including but not limited to matters of validity, construction, effect and performance. In the event of any controversy, claim or dispute between the Parties hereto arising out of or relating to this Agreement, such controversy, claim or dispute may be tried exclusively in the courts of the Commonwealth of Virginia or in the United States Federal District Court located in, or closest to, Richmond, Virginia, as either party may elect. Each of the Parties hereby waives any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other Party at the address provided for in Section 12 hereof. Both Parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this
Section 15.
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16. TERM OF THE AGREEMENT

      16.1 Except as otherwise terminated pursuant to the other provisions of this Agreement, this Agreement shall terminate upon expiration of the last to expire of the Patent Rights.

17. NEGATION OF WARRANTIES

      17.1 Nothing in this Agreement shall be construed as:

      (i) a warranty or representation by RCT or SSI as to the validity or scope of any of the Patent Rights; or

      (ii) a warranty or representation that any Products made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

      (iii) an obligation to bring or prosecute actions or suits against third parties for infringement; or

      (iv) conferring the rights to use in advertising, publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, of RCT or SSI; or

      (v) any obligation to furnish any know-how not provided.

      17.2 NEITHER OF RCT OR SSI MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, nor does either of RCT or SSI represent that the rights granted hereunder will result in Products that are commercially successful.

      17.3 STPI further agrees that it will nor rely upon technical information provided by SSI in developing and manufacturing any Products hereunder, but will independently test, analyze and evaluate all Products prior to manufacture and distribution of such Products.
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18. INDEMNITY

      18.1 STPI shall defend, indemnify and hold harmless RCT and SSI and each of their partners, employees and agents, and their respective successors, heirs and assigns (the "Indemnitees"), against all liabilities, demands, losses, costs, and expenses (including, without limitation, attorneys' fees) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including but not limited to, actions in the form of tort, warranty, or strict liability) for death, personal injury, illness, or property damage arising from STPI's use, sale, or other disposition of any Products, or exercise of any of rights under the License.

      18.2 STPI agrees, at its own expense, to provide attorneys reasonably acceptable to SSI and RCT to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

19. NON-TRANSFEASIBLITY

      19.1 This Agreement shall not be transferable by STPI by any transaction, including without limitation sale, merger, or other transfer of assets by STPI, without the express written consent of SSI.

20. ATTORNEYS' FEES

      20.1 In any action on or concerning this Agreement, the prevailing Party shall be awarded its reasonable attorneys' fees, costs and necessary disbursements, to be paid by the non-prevailing Party.

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      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    STAR SCIENTIFIC, INC.

                                    By: /s/ Paul L. Perito
                                        ----------------------------------------
                                        Paul L. Perito, Chairman, President and
                                        Chief Operating Officer


                                    STAR TOBACCO &
                                    PHARMACEUTICALS, INC.

                                    By:
                                        ----------------------------------------
                                        Paul H. Lamb, III
                                        President

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      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    STAR SCIENTIFIC, INC.

                                    By:
                                        ----------------------------------------
                                        Paul L. Perito, Chairman, President and
                                        Chief Operating Officer


                                    STAR TOBACCO &
                                    PHARMACEUTICALS, INC.

                                    By: /s/ Paul H. Lamb, III
                                        ----------------------------------------
                                        Paul H. Lamb, III
                                        President

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